Exhibit 99.1

ShotSpotter Reports Third Quarter 2022 Financial Results

Revenues Increase 29% Year-Over-Year to $18.8 Million, GAAP Net Income of $4.0 Million and 37% Increase in Adjusted EBITDA to $3.1 Million;

Company Modifies FY 2022 Revenue Guidance Range of $81 Million to $82 Million, Representing 40% Growth at the Midpoint Compared to 2021 and retains FY 2022 Adjusted EBITDA Margin Guidance Range of 19% to 21%;

Company Introduces FY 2023 Revenue Guidance Range of $94 Million to $96 Million, Representing 17% Growth at the

Midpoint Compared to FY 2022 Revenue Guidance and FY 2023 Adjusted EBITDA Margin Guidance Range of 24% to 26%.

FREMONT, CA – November 8, 2022 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision-policing technology solutions that enable law enforcement to more effectively respond to, investigate and deter crime, today reported financial results for the third quarter ended September 30, 2022.

Third Quarter 2022 Financial and Operational Highlights

•
Revenues increased 29% to $18.8 million from $14.5 million for the same quarter of 2021.
•
Gross profit increased 28% to $10.3 million (55% of revenues) from $8.0 million (55% of revenues) for the same quarter of 2021.
•
GAAP net income was $4.0 million, compared to GAAP net loss of $949,000 for the same quarter of 2021.
•
Adjusted EBITDA1 increased 37% to $3.1 million (16% of revenues), compared to $2.2 million (15% of revenues) for the same quarter of 2021.
•
Went “live” with 10 new customer logos, including seven Respond cities, two security customers, and one Investigate agency as well as expanded in six Respond cities.
•
Healthy balance sheet with $9.6 million in cash and cash equivalents and approximately $15.0 million available on the company’s line of credit at the end of the quarter.
•
Narrowed full year 2022 revenue guidance range to $81 million to $82 million, representing approximately 40% year-over-year growth at the midpoint compared to 2021, and maintained full year 2022 Adjusted EBITDA margin guidance of 19% to 21%.
•
Introduced full year 2023 revenue guidance of $94 million to $96 million, representing approximately 17% year-over-year growth at the midpoint compared to full year 2022 revenue guidance, and full year 2023 Adjusted EBITDA margin guidance of 24% to 26%.

1 See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA and its reconciliation to GAAP net income.

Third Quarter 2022 Financial Results

Revenues for the third quarter of 2022 increased 29% to $18.8 million from $14.5 million for the same quarter of 2021. The increase in revenues was due to an increase in new live miles, customer expansions and the Forensic Logic acquisition.

Gross profit for the third quarter of 2022 increased 28% to $10.3 million (55% of revenues), compared to $8.0 million (55% of revenues) for the same period in 2021.

Total operating expenses for the third quarter of 2022 were $6.2 million, compared to $8.9 million for the same period in 2021. Operating expenses increased primarily due to higher personnel costs but were offset by a contingent consideration adjustment (reduction of $5.4 million) related to the potential earnout payments associated with the Forensic Logic acquisition, which have been reduced for 2022 and 2023 due to delays in certain expected contracts.

Net income for the third quarter of 2022 totaled $4.0 million, or $0.33 per basic and diluted share (based on 12.2 million basic and 12.4 million diluted weighted average shares outstanding, respectively), compared to a net loss of $949,000, or $(0.08) per basic and diluted share (based on 11.7 million basic and diluted weighted average shares outstanding, respectively), for the same period in 2021. The improvement in net income was primarily due to a $5.4 million gain related to the contingent consideration adjustment for the Forensic Logic acquisition.

Adjusted EBITDA for the third quarter of 2022 increased 37% to $3.1 million from $2.2 million for the same period in 2021.

At quarter-end, the company had $9.6 million in cash and cash equivalents, $20.2 million in accounts receivable and contract asset, net, and approximately $15.0 million available on its line of credit.

Common Stock Repurchase Program

In November 2022, the company’s board of directors approved a new stock repurchase program for up to $25.0 million of the company’s common stock. The shares may be repurchased from time to time in open market transactions, in privately negotiated transactions or by other methods in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management in its discretion and will depend on a number of factors, including the market price of the company’s common stock, general market and economic conditions and applicable legal requirements. The stock repurchase program does not obligate the company to purchase any particular amount of common stock and may be suspended or discontinued at any time.

Financial Outlook

The company narrowed its full year 2022 revenue guidance range to $81 million to $82 million, representing approximately 40% year-over-year growth at the midpoint compared to 2021, and maintained its full year 2022 Adjusted EBITDA margin guidance of 19% to 21%.

The company currently expects its ARR to exceed $80 million at the start of 2023, which is significantly higher than the $63 million that the company started with in 2022. This $80 million of ARR includes over $17 million related to the company's product solutions other than its Respond gunshot detection solution.

The company introduced its full year 2023 revenue guidance of $94 million to $96 million, representing approximately 17% year-over-year growth at the midpoint compared to full year 2022 revenue guidance, and full year 2023 Adjusted EBITDA margin guidance of 24% to 26%.

The company has not reconciled its Adjusted EBITDA outlook to GAAP net income due to the uncertainty and variability of interest income, income taxes, depreciation and amortization, stock-based compensation expenses and acquisition related expenses, which are reconciling items between Adjusted EBITDA and GAAP net income. Because the company cannot reasonably predict such items, a reconciliation to forecasted GAAP net income is not available without unreasonable effort. Such items could have a significant impact on the calculation of GAAP net income. For more information, see “Non-GAAP Financial Measures” below.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Management Commentary

“We delivered strong financial results across the board in the third quarter, highlighted by 29% revenue growth and solid Adjusted EBITDA and GAAP net income profitability,” said President and CEO Ralph Clark. “The robust growth we generated in Q3 was driven by continued expansion of ShotSpotter Respond in six cities as well as going ‘live’ with 10 new customer logos, including seven Respond cities, two security customers and one Investigate agency. These wins continue to demonstrate both the effectiveness of our growth strategy and customer success efforts as well as the increasing demand we are seeing for our Precision Policing Platform™. With our success year-to-date and new city and expansion projects underway, we are on track to achieve our goal of going ‘live’ with approximately 120 miles domestically in 2022.”

“We enter the fourth quarter with solid bookings and a robust pipeline of new business. We are in the process of executing contracts for over 70 new Respond miles and a significant eight-figure, multi-year Investigate transaction. Additionally, we recently secured a multi-year campus safety agreement with a major university through a new reseller partnership focused on colleges and universities. Collectively, this is the highest level of new miles and bookings we have secured since going public in 2017, giving us solid momentum heading into 2023.”

“The growing demand and constructive funding environment for our platform and services is structural. We believe these factors will enable us to drive robust revenue growth, operating leverage and margin expansion in 2023 and beyond.”

Conference Call

ShotSpotter will hold a conference call today, November 8, 2022, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-326-9228

International dial-in: 1-412-542-4180

Conference ID: 10171019

A live audio webcast of the conference call will be available in listen-only mode simultaneously and available for replay here and via the investor relations section of the company’s website at www.shotspotter.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through December 8, 2022.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10171019

Non-GAAP Financial Measures

Adjusted net income (loss): Adjusted net income (loss), a non-GAAP financial measure, represents the company’s net income (loss) before acquisition-related expenses, including adjustments to the company's contingent consideration obligation.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income (loss) before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition-related expenses, including adjustments to the company's contingent consideration obligation. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for its solutions. In particular, the exclusion of these expenses in calculating Adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net income (loss) and Adjusted EBITDA also provide useful information to investors and others in understanding and evaluating its operating results in the same manner as its management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition-related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in a particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period’s financial performance measures, in particular net income (loss), or its other GAAP financial results.

Annual Recurring Revenue ("ARR"): ARR is calculated for a year based on the expected GAAP revenue for the year from contracts that are in effect on January 1st of such year, assuming all such contracts that are due for renewal during the year renew as expected on or near their renewal date, and including contracts executed during the year after January 1st, but for which GAAP revenue recognition starts January 1st of the year.

The following table presents a reconciliation of adjusted net income (loss) to GAAP net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$4,033	$(949)	$7,430	$(1,120)
Less:
Acquisition related expenses	—	—	101	165
Change in fair value of contingent consideration	(5,405)	—	(8,842)	—
Adjusted net loss	$(1,372)	$(949)	$(1,311)	$(955)
Adjusted net loss per share, basic	$(0.11)	$(0.08)	$(0.11)	$(0.08)
Adjusted net loss per share, diluted	$(0.11)	$(0.08)	$(0.11)	$(0.08)
Weighted average shares used in computing adjusted net loss per share, basic	12,167,632	11,680,413	12,156,980	11,634,422
Weighted average shares used in computing adjusted net loss per share, diluted	12,167,632	11,680,413	12,156,980	11,634,422

The following table presents a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
GAAP net income (loss)	$4,033	$(949)	$7,430	$(1,120)
Less:
Interest income	(11)	(8)	(26)	(28)
Income taxes	—	—	—	49
Depreciation and amortization	2,286	1,745	6,824	5,097
Stock-based compensation expense	2,157	1,453	6,145	4,322
Acquisition related expenses	—	—	101	165
Change in fair value of contingent consideration	(5,405)	—	(8,842)	—
Adjusted EBITDA	$3,060	$2,241	$11,632	$8,485

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding estimated revenue and Adjusted EBITDA for 2022 and 2023, operating momentum and sales pipeline, the funding environment for the company’s products, the leverage of the company's operating model, and the expectation for revenue growth, operating leverage and margin expansion in 2023 and beyond. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the potential effects of negative publicity; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter Inc. (NASDAQ: SSTI) brings the power of digital transformation to law enforcement. We are trusted by more than 200 customers and 2,500 agencies to drive more efficient, effective, and equitable public safety outcomes and help make communities safer and healthier. We are a leader in precision policing technology solutions and our platform includes the flagship product, ShotSpotter Respond™, the leading gunshot detection and alerting system; investigative tools that immediately generate leads and streamline case management to accelerate crime solving and improve clearance rates; and patrol management software that dynamically directs patrol resources to areas of greater risk to more effectively deter crime. ShotSpotter has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues	$18,775	$14,547	$60,005	$44,184
Costs
Cost of revenues	8,473	6,520	25,130	19,137
Impairment of property and equipment	—	—	—	25
Total costs	8,473	6,520	25,130	19,162
Gross profit	10,302	8,027	34,875	25,022

Operating expenses
Sales and marketing	5,357	4,018	16,727	11,881
Research and development	2,409	1,703	7,570	5,156
General and administrative	3,866	3,217	11,710	8,900
Change in fair value of contingent consideration	(5,405)	—	(8,842)	—
Total operating expenses	6,227	8,938	27,165	25,937
Operating income (loss)	4,075	(911)	7,710	(915)
Other income (expense), net
Interest income, net	11	8	26	28
Other expense, net	(53)	(46)	(306)	(184)
Total other income (expense), net	(42)	(38)	(280)	(156)
Income (loss) before income taxes	4,033	(949)	7,430	(1,071)
Provision for income taxes	—	—	—	49
Net income (loss)	$4,033	$(949)	$7,430	$(1,120)
Net income (loss) per share, basic	$0.33	$(0.08)	$0.61	$(0.10)
Net income (loss) per share, diluted	$0.33	$(0.08)	$0.60	$(0.10)
Weighted average shares used in computing adjusted net income (loss) per share, basic	12,167,632	11,680,413	12,156,980	11,634,422
Weighted average shares used in computing adjusted net income (loss) per share, diluted	12,357,136	11,680,413	12,306,839	11,634,422

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$9,604	$15,636
Accounts receivable and contract asset, net	20,199	16,134
Prepaid expenses and other current assets	4,018	2,701
Total current assets	33,821	34,471
Property and equipment, net	22,027	17,390
Operating lease right-of-use assets	3,467	2,323
Goodwill	23,171	2,816
Intangible assets, net	27,850	13,564
Other assets	2,430	1,740
Total assets	$112,766	$72,304
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,214	$1,587
Deferred revenue, short-term	34,896	26,235
Accrued expenses and other current liabilities	9,007	6,680
Total current liabilities	45,117	34,502
Deferred revenue, long-term	2,073	474
Other liabilities	6,354	3,513
Total liabilities	53,544	38,489
Stockholders' equity
Common stock	61	58
Additional paid-in capital	150,855	132,780
Accumulated deficit	(91,355)	(98,785)
Accumulated other comprehensive loss	(339)	(238)
Total stockholders' equity	59,222	33,815
Total liabilities and stockholders' equity	$112,766	$72,304